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                                                                  Exhibit 10


                           LOAN AND SECURITY AGREEMENT


     THIS AGREEMENT, made this 8th day of November, 1996, between First American National Bank, a national banking association with its principal place of business at First American Center, Nashville, Tennessee, 37237 (the "Bank"), Children's Comprehensive Services, Inc., a Tennessee corporation ("CCS") and Children's Comprehensive Services of California, Inc., a California corporation ("CCSC"; CCS and CCSC are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower").

                                    RECITALS

     The Bank has agreed to make a revolving line of credit of up to $13,000,000.00 to the Borrowers, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Bank and the Borrowers agree as follows:

1.   DEFINITIONS

     Unless otherwise indicated, all financial terms shall be determined on a consolidated basis. As used in this Agreement, the term:

     1.1 "Accounts Receivable" shall include all rights to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guaranties and security therefor, and all goods giving rise thereto and the rights pertaining to such goods, including the right of stoppage in transit, and all related insurance, whether now existing or hereafter arising.

     1.2 "Acquisition" has the meaning provided in Section 5.4.

     1.3 "Applicable Environmental Laws" means any and all applicable local, state, and federal environmental laws, regulations, ordinances, and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport, or disposal of any Hazardous Substances.

     1.4 "Applicable Fee" means the fee determined in accordance with the pricing grid attached hereto as Exhibit A.

     1.5 "Applicable Margin" means the margin determined in accordance with the pricing grid attached hereto as Exhibit A.

     1.6 "Borrowing Notice" has the meaning provided in Section 2.5(a).

     1.7 "Closing Fee" has the meaning provided in Section 2.7.




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     1.8 "Collateral" has the meaning provided in Section 3.1.

     1.9 "Credit Facility" means the revolving line of credit made available to Borrowers in accordance with this Agreement.

     1.10 "Current Assets" means cash and cash equivalents (including securities available for sale), trade accounts receivable, inventory, and other items properly characterized as current assets in accordance with GAAP.

     1.11 "Current Liabilities" means all items properly characterized as current liabilities in accordance with GAAP, but excluding any liabilities included in Funded Debt.

     1.12 "Current Ratio" means the ratio of Current Assets to Current Liabilities.

     1.13 "Default" means any of the events specified in Section 8 which, with the passage of time, or giving of notice, or both, would constitute an Event of Default.

     1.14 "Default Rate" means a rate of interest per annum equal to the lesser of (i) Index Rate plus four percent (4%), or (ii) the maximum rate of interest permitted by applicable law from time to time.

     1.15 "EBITDA" means Operating Earnings before interest, taxes, depreciation and amortization.

     1.16 "Equipment" means all of the Borrowers' machinery, tools, equipment, furniture and fixtures of every kind and nature, whether now owned or hereafter acquired.

     1.17 "ERISA" has the meaning provided in Section 4.11.

     1.18 "Eurodollar Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     1.19 "Eurodollar Rate Reserve Percentage" means the reserve percentage applicable during any LIBOR Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such LIBOR Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements, including, without limitation, any emergencies, supplemental or other marginal reserve requirements, for the Bank with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such LIBOR Interest Period.

     1.20 "Event of Default" means any of the events specified in Section 8, provided that any requirement for notice or lapse of time or any other condition has been specified.

     1.21 "Funded Debt" means all indebtedness for money borrowed, purchase money security interests, capitalized leases, conditional sales contracts and any similar title retention debt instruments,


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including any current maturities of such indebtedness, which indebtedness is
Long Term Debt. Funded Debt shall include, without limitation, all Funded Debt of other entities or persons which has been guaranteed by either Borrower, or which is supported by a letter of credit issued by or for the account of either Borrower.

     1.22 "GAAP" means generally accepted accounting principles, consistently applied.

     1.23 "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous or toxic substance, or other similar term, by any federal, state, or local environmental statute, regulation, or ordinance presently in effect or that may be promulgated in the future, as such statutes, regulations, and ordinances may be amended from time to time, including, without limitation, asbestos in any form, urea formaldehyde foam insulation, petroleum products, and polychlorinated biphenyls (PCBs).

     1.24 "Indebtedness" means all loans, now or in the future made under this Loan Agreement, and all other indebtedness and obligations of either Borrower to Bank created hereunder or otherwise, now existing or hereafter incurred, matured or unmatured, and direct or contingent, including all modifications, extensions and renewals thereof, and specifically including, without limitation, the indebtedness evidenced by the Note.

     1.25 "Index Advance" means any advance under the Credit Facility bearing interest based on the Index Rate.

     1.26 "Index Rate" is that rate announced by Bank from time to time as its Index Rate and is not necessarily the lowest rate charged by Bank.

     1.27 "Insider" has the meaning provided in Section 5.2(g).

     1.28 "Interest Coverage Ratio" means Operating Earnings divided by interest expense.

     1.29 "Inventory" means goods, merchandise, replacement parts and other personal property, now owned or hereafter acquired by either Borrower, which are held for sale or lease or are to be furnished under a contract of service or are raw materials, work in process, packaging, labels or materials to be used or consumed in either Borrower's business and any returned goods or credits for returned goods.

     1.30 "LIBOR Advance" means any advance under the Credit Facility bearing interest based on the Adjusted LIBOR Rate.

     1.31 "LIBOR Interest Period" means the one, two or three-month period, as selected by Borrower with respect to a LIBOR Advance.

     1.32 "LIBOR Rate" means the interest rate per annum (rounded upward, if necessary, to the next 1/100th of one percent) at which dollar deposits approximately equal in the principal amount of the applicable LIBOR Advance with a maturity comparable to the applicable LIBOR Interest Period are offered


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to first class banks in immediately available funds in the London Interbank
Market for eurodollars at approximately 12:00 noon, Nashville time, on the date of commencement of such LIBOR Interest Period, as determined by Bank, pursuant to the TELERATE reporting system.

     1.33 "Loan Documents" means this Agreement, the Note and any other documents executed in connection with the Credit Facility.

     1.34 "Long Term Debt" means the indebtedness comprising the Credit Facility (regardless of when measured) and any indebtedness which, by its terms, matures more than one (1) year from the date of any calculation thereof, and/or which is renewable or extendable at the option of the obligor to a date more than one (1) year from the date of such calculation.

     1.35 "Material Adverse Effect" means (i) any adverse effect upon the validity or enforceability of any Loan Document, or (ii) any material and adverse effect on the condition (financial or otherwise), business, operations, properties or prospects of either Borrower, or (iii) default or potential default under any Loan Document (subject to applicable notice and cure periods, if any).

     1.36 "Maximum Rate" means the maximum rate of interest permitted by applicable law from time to time.

     1.37 "Net Income" means net income calculated in accordance with GAAP.

     1.38 "Net Worth" means the amount identified on Borrower's balance sheet as shareholders' equity, provided such amount is calculated in accordance with GAAP and in a manner consistent with previous calculations.

     1.39 "Note" means the Promissory Note in the form attached hereto as Exhibit B, to be executed by Borrowers at the closing of the transactions contemplated by this Agreement.

     1.40 "Operating Earnings" means Net Income, excluding extraordinary items, interest income and other non-operating income or expense.

     1.41 "Permitted Investments" means investments of either Borrower in or constituting:

     (a) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrowers;

     (b) prime commercial paper rated P-1 by Moody's Investor Services, Inc. and A-1 by Standard & Poors Corporation and banker's acceptances of, and certificates of deposit in, United States commercial bank or domestic and international affiliates of said banks (provided that each bank shall have capital resources in excess of $100,000,000), obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, all of the foregoing in each case become due within one (1) year from the date of purchase;




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     (c) endorsements of negotiable instruments for collection in the ordinary course of business;

     (d) sales on credit in the ordinary course of business; and

     (e) notes, accepted in the ordinary of business, evidencing overdue accounts payable arising in the ordinary course of business.

     1.42 "Property" has the meaning provided in Section 4.14.

     1.43 "Tangible Net Assets" means total assets, calculated in accordance with GAAP, less all intangible assets.


2.   CREDIT FACILITY

     2.1 Revolving Line of Credit. The Credit Facility will be in the form of a revolving commitment and will be made available for acquisition financing and working capital needs, including seasonal borrowings and letters of credit issued for the account of either or both Borrowers. From the closing of the Credit Facility and continuing through November 1, 1999, provided no Event of Default has occurred and subject to all the terms and conditions of the Credit Facility, the Borrowers may borrow, repay, and reborrow up to an aggregate amount outstanding at any time of $13,000,000. Availability under the Credit Facility shall be reduced by the aggregate of the face amount of all letters of credit issued by Bank for the account of either Borrower as may be outstanding from time to time.

     2.2 Interest Rate. Interest on each advance under the Credit Facility as may be outstanding from time to time shall accrue at a rate per annum equal to either, at Borrowers' option exercised at the time of such advance, (i) the one, two or three-month LIBOR Rate plus the Applicable Margin, or (ii) the Index Rate charged by Bank from time to time, said rate to change contemporaneously with any change in the Index Rate. The interest rate payable on the Credit Facility is to be computed on a 360-day year base for LIBOR Advances and on a 365-day year base for Index Advances. In addition, if and so long as the Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, the Borrowers shall pay to the Bank additional interest on the unpaid principal amount of each LIBOR Advance, from the date of such advance until such principal amount is paid in full, at an interest per annum equal at all times to the remainder obtained by subtracting
(i) the LIBOR Rate for the LIBOR Interest Period, from (ii) the rate obtained by dividing the LIBOR Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such LIBOR Interest Period, payable on each date on which interest is payable. In no event, however, shall the interest rate charged with respect to the Credit Facility exceed the Maximum Rate.

     2.3 Default Rate. Following an Event of Default, at the option of Bank, the outstanding balance of the Note, including accrued interest, shall bear interest from the date of the default until paid, at an annual rate equal to the Default Rate .


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     2.4 Repayment Schedule. Interest accrued on so much of the outstanding principal balance of Index Advances as may be outstanding from time to time shall be due and payable monthly on the first day of each consecutive month, the first such payment being due and payable on the first day of the month following such advance. Interest accrued on so much of the outstanding principal balance of LIBOR Advances as may be outstanding from time to time shall be due and payable at the end of the applicable LIBOR Interest Period. The unpaid principal balance of the Note, together with accrued but unpaid interest, shall mature and be due and payable on November 1, 1999. Notwithstanding the foregoing, beginning on November 1, 1997, the Bank may, annually and in its sole discretion, elect to offer to extend the maturity of the Credit Facility for an additional period of one (1) year. All payments of interest and/or principal must be received by the Bank no later than 11:00 a.m. (Nashville, Tennessee time), free and clear of any defenses, setoffs, counterclaims, or withholdings or deductions for taxes.

     2.5 Advances. Advances under the Credit Facility shall be made in the following manner:

         a. Borrowing Notices. The applicable Borrower shall give the Bank irrevocable written notice (a "Borrowing Notice") not later than 10:00 a.m. Nashville time on the day of disbursement of any Index Advance (which day must be a business day), or 1:00 p.m. Nashville time three (3) business days prior to any requested disbursement of a LIBOR Advance. Each Borrowing Notice shall specify the requested date of such requested disbursement, the aggregate amount of such disbursement, whether the disbursement is to be an Index Advance or LIBOR Advance, and if a LIBOR Advance, the designated LIBOR Interest Period. In addition, the Bank and the Borrowers intend to enter into a cash management arrangement pursuant to the Bank's standard documentation for such arrangements, which will provide for automatic disbursement and repayment of Index Advances.

         b. Conversion and Extension. The Borrowers shall have the right on any business day, on prior irrevocable written notice to the Bank, not later than 10:00 a.m. Nashville time, to convert any Index Advance into a LIBOR Advance, to convert a LIBOR Advance into an Index Advance, or to continue any LIBOR Advance for a subsequent LIBOR Interest Period (specifying in each case the LIBOR Interest Period to be applicable thereto). Each such conversion shall be effected by applying the proceeds of the new LIBOR Advance or Index Advance, as the case may be, to the advance (or portion thereof) being converted. Each notice pursuant to this paragraph shall be irrevocable and shall refer to this Agreement and specify (i) the identity and principal amount of the particular advance that the Borrowers request to be converted or continued, (ii) if such notice requests conversion, the date of conversion (which shall be a business day), and (iii) if an Index Advance is to be converted to a LIBOR Advance, or a LIBOR Advance is to be continued, the LIBOR Interest Period with respect thereto.

         c. Limitations. All advances shall be subject to the following limitations:

            (i) If the Borrowers shall fail to specify in the Borrowing Notice the type of borrowing, or, in the case of a LIBOR Advance, the applicable LIBOR Interest Period, the Borrowers will be deemed to have requested an Index Advance.

           (ii) The number of LIBOR Advances outstanding at any one time shall not exceed twelve (12).




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          (iii) The minimum amount of any LIBOR Advance shall be $500,000, and
LIBOR Advances in excess of $500,000 must be in increments of $100,000.

           (iv) If the Borrowers shall not give notice to continue any LIBOR Advance for a subsequent period, such LIBOR Advance (unless repaid) shall automatically be converted into an Index Advance.

            (v) If an Event of Default shall have occurred and be continuing, no LIBOR Advance may be continued, and no Index Advance may be converted into a LIBOR Advance.

     2.6 Prepayment. LIBOR Advances may be prepaid, in whole or in part, at any time upon three (3) business days' notice to Bank; provided that Borrowers shall compensate Bank for any losses due to prepayment at any time other than at the end of the applicable LIBOR Interest Period in accordance with Exhibit C attached hereto. Prepayment of the principal amount of any LIBOR Advances shall be permitted only in minimum amounts of $500,000 and in multiples of $100,000. Index Advances may be prepaid at any time, in whole or in part.

     2.7 Fees. In consideration for the Bank reserving the funds necessary to fund the Credit Facility, Borrowers shall pay to Bank a commitment fee, payable quarterly in arrears, equal to the product of (i) the Applicable Fee, multiplied by (ii) the difference between $13,000,000 and the average outstanding daily balance of the Credit Facility (including the face amount of any letters of credit then outstanding) during the immediately preceding quarter. In addition, at the Closing, Borrowers shall pay Bank a fee of $26,000 (the "Closing Fee").

     2.8 Letters of Credit. In connection with letters of credit issued for the account of either Borrower, such Borrower agrees to execute such letter of credit applications and other documents and instruments as Bank reasonably deems necessary in connection with the issuance of such letters of credit. The expiration date for each letter of credit issued hereunder shall not exceed the earlier of (i) one (1) year from the date the letter of credit is issued, or
(ii) November 1, 1999 (or the maturity date of the Credit Facility, if such date has been extended). As reasonable compensation to the Bank for reserving the funds necessary to issue letters of credit to either Borrower, the Borrowers shall pay to the Bank a letter of credit fee equal to the product of the face amount of each letter of credit issued under the Credit Facility, multiplied by the Applicable Margin at the date of issuance. Such letter of credit fee shall be due and payable at the time the letter of credit is issued. The aggregate amount of all such letters of credit as may be outstanding from time to time shall not exceed $5,000,000.

     2.9 Alternate Rate of Interest.

         a. In the event, and on such occasion, that on the date of commencement of any LIBOR Interest Period for a LIBOR Advance, Bank shall have reasonably determined:

            (i) That dollar deposits in the amount of the requested principal amount of such LIBOR Advance are not generally available to first-class banks in the London Interbank Market;


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                 (ii) That the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining such LIBOR Advance during such Eurodollar Interest Period; or

                (iii) That reasonable means do not exist for ascertaining the LIBOR Rate generally, Bank shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower. In the event of any such determination, any request by the Borrower for a LIBOR Advance pursuant to Paragraph 2.5 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for an Index Advance. Each determination by the Banks hereunder shall be conclusive absent manifest error.

          2.10    Change in Circumstances.

                  a. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable laws or regulations or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to Bank under any LIBOR Advance made by Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of Bank by the country in which Bank is located, or by the jurisdiction in which a Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirements against assets of, deposits with or for the account of, or credit extended by, Bank or shall impose on Bank or the London Interbank Market any other condition affecting this Agreement or LIBOR Advances made by Bank, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining its LIBOR Advance or to reduce the amount of any sum received or receivable by Bank for any of its LIBOR Advances hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by the Bank to be material, then the Borrower will pay to Bank such additional amount or amounts as will reasonably compensate Bank for such additional costs.

                  b. If either:

                     (i) The introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation; or

                    (ii) Compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basic Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by Bank (or any lending office of Bank) or any corporation directly or indirectly owning or controlling Bank (or any lending office of Bank) based upon the existence of this Agreement, and Bank shall have determined that such introduction, change or compliance has or


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

would have the effect of reducing the rate of return on Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its Commitment) to a level below that which Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Bank (in its sole discretion) to be material, then the Borrower will pay to Bank such additional amount or amounts as will compensate the Bank for such reduction attributable to making, funding and maintaining the Credit Facility.

                  c. A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank (or its participating banks or other entities pursuant to this Agreement), as specified in paragraph (A) or (B) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

                     (i) Any change in laws giving rise to increased costs occurs after the date of this Agreement, and such change or actions are generally applicable to financial institutions similarly situated to the Bank; and

                    (ii) Such costs arise or accrue after the day that is one hundred eighty (180) Business Days after the date on which Bank provides the Borrower with written notice specifying the change or event giving rise to such increased costs.

Subject to the foregoing, the Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

                  d. The protection of this Paragraph 2.10 shall be available to Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed.

          2.11    Change in Legality.

                  a. Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Bank to make or maintain any LIBOR Advance or to give effect to its obligations to make LIBOR Advances as contemplated hereby, then, by written notice to the Borrower, Bank may:

                     (i) Declare that LIBOR Advances will not thereafter be made by Bank hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Advances from the Banks hereunder unless such declaration is subsequently withdrawn; and

                    (ii) Require that all outstanding LIBOR Advances made by it be converted to Index Advances, in which event (A) all such LIBOR Advances shall be automatically converted to Index



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Advances as of the effective date of such notice as provided in paragraph (b)
below, and (B) all payments and prepayments of principal that would otherwise have been applied to repay the converted LIBOR Advances shall instead be applied to repay the Index Advances resulting from the conversion of such LIBOR Advances.

         b. For purposes of this Paragraph 2.11, a notice to the Borrower by Bank, pursuant to (a) above, shall be effective, if lawful, on the last day of the then current LIBOR Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.


3.  SECURITY INTEREST

     3.1 As security for the payment of the Indebtedness, each Borrower hereby collaterally assigns to Bank and grants to Bank a security interest in the following:

         a. All of such Borrower's Accounts Receivable, whether now existing or hereafter arising;

         b. All of such Borrower's chattel paper and instruments, whether now existing or hereafter acquired, evidencing any obligation to Borrower for payment for goods sold or leased or services rendered;

         c. All of such Borrower's Inventory, whether now owned or hereafter acquired;

         d. All of such Borrower's Equipment, whether now owned or hereafter acquired;

         e. All of such Borrower's trademarks and general intangibles, whether now existing or hereafter arising or acquired, and all of such Borrower's files, records (including without limitation computer programs, tapes and related electronic data processing software) and writings of the Borrower or in which it has an interest in any way relating to such Borrower's general intangibles, accounts, inventory and equipment, whether now owned or hereafter acquired;

         f. All proceeds of policies of insurance on any of the foregoing;

         g. All of the proceeds therefrom.

The foregoing are sometimes referred to collectively herein as the "Collateral".


4. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrowers hereby represent and warrant to Bank, jointly and severally, as follows:

     4.1 Corporate Status. CCS is and shall remain a corporation duly organized and existing and in good standing under the laws of the State of Tennessee. CCSC is and shall remain a corporation duly


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

organized and existing and in good standing under the laws of the State of California. Each Borrower has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the other documents related hereto. CCS is duly qualified to do business and is in good standing in California, Alabama, Florida, Louisiana, Texas and in each other state in which a failure to be so qualified would have a Material Adverse Effect. CCSC is duly qualified to do business and is in good standing in each state in which a failure to be so qualified would have a Material Adverse Effect.

     4.2 No Defaults; Authorization. Neither the execution, the delivery nor the performance of this Agreement and all related documents by Borrowers will constitute a default under or conflict with either Borrower's charter or bylaws or any material agreement, contract, document, or instrument to which either Borrower now is a party. The execution of all necessary resolutions and other prerequisites of corporate actions have been duly performed so that the individual executing this Agreement and related documents on behalf of each Borrower is duly authorized to bind such Borrower by his signature.

     4.3 Place of Business. Each Borrower's principal place of business and chief executive office is set forth on Schedule 4.3. Borrowers will notify Bank promptly in writing of any change in the location of its principal place of business or any other place of business or the establishment of any new place of business.

     4.4 Location of Tangible Collateral. All Equipment and Inventory of either Borrower is used primarily for business use and is located at one of the addresses specified on Schedule 4.4 hereof.

     4.5 No Liens, Financing Statements. Other than as set forth on Schedule 4.5, Borrowers own the Collateral free from any adverse lien, security interest, or encumbrance.

     4.6 Records. Each Borrower at all times will keep accurate and complete records of such Borrower's accounts.

     4.7 No Litigation. There is no litigation or proceeding pending against either Borrower or, to the knowledge of such Borrower, threatened that, if decided adversely to such Borrower, would have a Material Adverse Effect. Neither Borrower is subject to any outstanding court or administrative order.

     4.8 Financial Disclosures. The statement of condition of Borrowers dated August 31, 1996, fairly and accurately reflects, in all material respects, the financial condition and capital structure of Borrowers as of said date. Since said date, no Material Adverse Effect has occurred or, to the knowledge of either Borrower, is threatened. All financial statements delivered to Bank have been prepared in accordance with generally accepted accounting principles, consistently applied, and are true, accurate and complete in all material respects. Without limiting the foregoing, each Borrower warrants that its audited financial statements delivered to Bank disclose all known contingent liabilities as well as direct liabilities. Each Borrower acknowledges that Bank has advanced (or committed to advance) the Indebtedness in reliance upon such financial statements, and each Borrower warrants that no material adverse change has occurred in the financial condition of any person or entity as set forth in such financial statements. Each



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

Borrower warrants that Borrowers have good and absolute title to the assets disclosed on the balance sheet disclosed to Bank, subject only to liens, security interests and other encumbrances noted thereon.

     4.9 Taxes. Neither Borrower is presently delinquent in the payment of any taxes imposed by any governmental authority or in the filing of any tax return, and neither Borrower is involved in a dispute with any taxing authority over tax amounts due.

     4.10 No Subsidiaries. CCSC is a wholly owned subsidiary of CCS; otherwise, neither Borrower presently has any subsidiaries or interests in any partnership or other business entity.

     4.11 ERISA. Each Borrower is in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA") and all other applicable laws governing any pension or profit sharing plan or arrangement to which such Borrower is a party. Neither Borrower has incurred any "accumulated funding deficiency" within the meaning of ERISA.

     4.12 Name. Other than as set forth on Schedule 4.12, neither Borrower has been known under any corporate name other than the name used by such Borrower in executing this Agreement. Schedule 4.12 also sets forth the last date either Borrower used such other corporate name.

     4.13 Consents. Neither Borrower's execution and performance of this Agreement requires the consent of or the giving of notice to any third party including, but not limited to, any account debtor, other lender, governmental body or regulatory authority.

     4.14 Environmental Matters. Neither Borrower has actual knowledge of (i) the presence of any Hazardous Substances on any property owned, leased or otherwise controlled by either Borrower (collectively, the "Property"), except for Hazardous Substances used and stored in material compliance with Applicable Environmental Laws; (ii) any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property; (iii) the presence of transformers or other electrical equipment on the Property which contain or may contain polychlorinated biphenyls (PCBs);
(iv) the presence of underground or above-ground storage tanks or pipelines which are required to be licensed by any local, state or federal agency; (v) any spills or disposal of Hazardous Substances that have occurred or are occurring off the Property as a result of any construction on or operation and use of the Property; (vi) any failure by either Borrower to comply in all material respects with all Applicable Environmental Laws; (vii) any notices related to either Borrower or the Property, claiming a violation of Applicable Environmental Laws, or the commencement of any action or proceeding against either Borrower or related to the Property, in connection with an alleged violation of Applicable Environmental Laws; (viii) written notices related to either Borrower or the Property requiring compliance with Applicable Environmental Laws; (ix) written notices related to either Borrower or the Property, demanding payment or contribution for injury to the environment or human health; or (x) any outstanding written notices or citations relating to violations by any former owner or operator of the Property.

     4.15 Licenses and Permits; Business Conducted in Accordance with Law. Each Borrower possesses all necessary licenses, permits and other governmental or regulatory approvals necessary to the conduct of its business. Each Borrower's business activities are conducted in all material respects in accordance with all applicable laws and regulations.

     4.16 No Burdensome Agreements. Neither Borrower is a party to any contract or agreement and neither Borrower is subject to any contingent liability that does or may be reasonably expected to impair such Borrower's ability to perform under the terms of this Agreement. The execution and performance of this Agreement will not cause a default under any other material contract or agreement to which either Borrower or any property of either Borrower is subject, and will not result in the imposition of any charge, penalty, lien or other encumbrance against any of either Borrower's property except in favor of Bank.

     4.17 Indebtedness. Neither Borrower is currently indebted to any party, except for (i) trade debt incurred in the ordinary course of business and (ii) as set forth on Schedule 4.17.

     4.18 Real Property. No real property owned by either Borrower is subject to any encumbrance other than covenants, easements or deed restrictions that do not materially limit the use of such property.


5.  BORROWER'S COVENANTS

     5.1 Affirmative Covenants. Each Borrower hereby covenants, jointly and severally, as follows:

         a. Preservation of Collateral. Borrowers will defend the Collateral against all claims and demands of all persons at any time claiming the same or any ownership interest therein. Borrower will keep the Collateral in good order and repair and will not waste or destroy the Collateral or any part thereof.

         b. Inspection of Collateral. Bank, or any of its agents, may examine and inspect the Collateral at any reasonable time, wherever located. Bank, or any of its agents, shall have the right to call at either Borrower's place or places of business, at intervals to be determined by Bank and, without hindrance or delay, to inspect at Borrowers' cost all of the Collateral and to inspect, audit, check, and make extracts from the books, records, journals, orders, receipts, correspondence, and other data relating to Borrowers' Accounts Receivable or to any other transactions between the parties hereto.

         c. Financing Statements. At the request of Bank, each Borrower will join with Bank in executing one or more financing statements pursuant to the Uniform Commercial Code, in form satisfactory to Bank, and will pay the cost of filing or recording the same in all public offices wherever filing or recording is deemed by Bank to be necessary or desirable. A copy of this Agreement or copies of any financing statements executed herewith may be filed in lieu of originals in any public office.

         d. Litigation. Borrowers will give Bank prompt written notice of any litigation, arbitration, administrative proceeding or investigation that may hereafter be instituted or threatened against either Borrower, which, in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect.

         e. Taxes. Borrowers will timely file all tax returns required of each Borrower and will timely pay all future taxes assessed against either Borrower, other than taxes contested in good faith by appropriate proceedings for which adequate security has been set aside in a manner, and in amounts, reasonably satisfactory to Bank.

         f. Compliance with Laws. Neither Borrower will use the Collateral in material violation of any statute or ordinance. Each Borrower will comply in all material respects with all statutes and government regulations applicable to such Borrower's operations and pay promptly all taxes, assessments, claims for labor, supplies, rent, and other obligations that, if unpaid, might become a lien against such Borrower's property; provided, however, Borrower may contest any such liability or obligation in good faith, so long as such Borrower, at the request of Bank, shall establish reserves in amounts satisfactory to Bank to meet such obligation.

         g. Payment of Debts. Borrowers will pay when due (or within applicable grace periods) all indebtedness due third parties, except when the amount thereof is being contested in good faith by the appropriate proceedings and with adequate reserves being set aside on the books of Borrowers.

         h. Insurance. Borrowers will maintain insurance, in form, amounts, and with companies in all respects satisfactory to Bank, insuring Borrowers' inventory, fixtures, equipment, and machinery against loss from fire, theft, and other risks determined by Bank, including general liability insurance in amounts reasonably satisfactory to Bank. Bank shall be designated as an additional insured under the terms of the policies evidencing such insurance. Upon request by Bank, Borrowers will execute such additional instruments as Bank deems necessary to perfect in Bank a lien on Borrowers' rights under such policies.

         i. Financial Statements. Borrower will furnish Bank with the following financial statements:

            (i) Within ninety (90) days of each Borrower's fiscal year-end, annual audited consolidated balance sheets and income statements and statements of cash flows as represented by CCS's Form 10-K, including an officer's compliance certificate stating that, to the best of such officer's knowledge, there is no Default or Event of Default hereunder and providing a detailed calculation of financial covenants set forth herein.

           (ii) Within one hundred twenty (120) days of fiscal year-end of Helicon, Inc., annual audited consolidated balance sheets and income statements and statements of cash flows for Helicon, Inc.

          (iii) Within forty-five (45) days of the end of the first three fiscal quarters, quarterly unaudited consolidated balance sheets and income statements and statements of cash flows as represented by CCS's Form 10-Q, including an officer's compliance certificate stating that, to the best of such officer's knowledge, there is no Default or Event of Default hereunder and providing a detailed calculation of financial covenants set forth herein.

           (iv) Within thirty (30) days of each month-end, monthly consolidated financial statements of CCS and Helicon, Inc., in reasonable detail satisfactory to the Bank.

            (v) All other information required to be filed with the Securities Exchange Commission and distributed to the shareholders of CCS.

           (vi) Within ninety (90) days of fiscal year-end, an annual forecast for Borrowers, which shall include an income statement and a statement of cash flows (non-GAAP basis), in reasonable detail satisfactory to Bank.

         j. Discovery of Liability. Borrowers will give Bank prompt written notice within three (3) days of (i) the creation of, or discovery of, any material additional contingent liability or the occurrence of any other Material Adverse Effect of either Borrower or of any other person or entity presently or hereafter liable for payment of all or part of the Indebtedness, (ii) the occurrence of any event, or presence of any condition, which constitutes a Default hereunder or which with the giving of notice, the passage of time, or both, would constitute a Default, (iii) the occurrence of any default under any other material agreement to which either Borrower is a party, (iv) the actual or alleged violation by either Borrower of any federal, state or local law or regulation, which violation may reasonably be expected to cause a Material Adverse Effect, or (v) the occurrence of any other event or circumstance which reasonably could be expected to have a Material Adverse Effect.

         k. Payment of Expenses. Upon demand, Borrowers will advance to Bank, or, at Bank's option, reimburse Bank, for the following expenses:

            (i) All taxes that Bank may be required to pay because of the Indebtedness or because of Bank's interest in any Collateral securing the payment of the Indebtedness (excluding any federal, state or local income taxes);

           (ii) All expenses that Bank may incur in connection with the preparation, execution and audit, or enforcement of this Agreement or of any other document pertaining to the Indebtedness;

          (iii) All costs of preserving, insuring, preparing for sale (whether by improvement, repair or otherwise) or selling any Collateral securing the Indebtedness;

           (iv) All court costs and other costs of collecting any debt, overdraft or other obligation included in the Indebtedness, including compensation for time spent by employees of Bank;

            (v) All costs arising from any litigation investigation, or administrative proceeding (whether or not Bank is a party thereto) that Bank may incur as a result of the Indebtedness or as a result of Bank's association with Borrowers, including, but not limited to, expenses incurred by Bank in connection with a case or proceeding involving Borrowers under any chapter of the Bankruptcy Code or any successor statute thereto;

           (vi) Reasonable attorney's fees incurred in connection with any of the foregoing.

If Bank pays any of the foregoing expenses, they shall immediately become a part of the Indebtedness. If Borrowers fail to reimburse Bank for any of the foregoing expenses within ten (10) days after written demand, such expenses shall bear interest at the Default Rate. This Paragraph shall remain in full effect regardless of the full payment of the Indebtedness, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrowers, or the content or accuracy of any representation made by Bank. Provided, Bank may terminate this Paragraph by executing and delivering to Borrowers a written instrument of termination specifically referring to this Paragraph.

         l. Collateral Control Firm. Following an Event of Default, Bank shall have the right to obtain and use the services of a collateral control firm at its option. All expenses for such services shall be borne by Borrowers.

         m. Maintenance of Records. Borrowers will maintain current corporate minute books and agree to allow Bank to inspect the same at any reasonable time.

         n. ERISA. Borrowers shall comply with ERISA and shall provide Bank with written notice of any "reportable event" or "prohibited transaction" or the imposition of any "withdrawal liability" within the meaning of ERISA. Borrowers further covenant not to establish any further such plans without Bank's prior written consent, which will not be unreasonably withheld or delayed.

         o. Further Assurances. Borrowers will execute such other assignments, security agreements, financing statements, and other documents that Bank may deem reasonably necessary to further evidence the obligations provided for herein or to perfect, extend, or clarify Bank's rights in any property securing or intended to secure the Indebtedness. Any Vice President of Bank is hereby appointed as each Borrower's attorney-in-fact with full power of substitution for the signing of financing statements and other similar filings with government offices for perfecting security interests granted hereby, to the extent Borrowers do not execute such financing statements or filings within 30 days after Bank's written demand. Borrowers acknowledge that this power of attorney is coupled with an interest and is irrevocable.

         p. Environmental Compliance. Neither Borrower will operate the Property in violation of, or otherwise violate any Applicable Environmental Laws if such operation or violation would have a Material Adverse Effect, and will promptly notify the Bank of (i) any written notices related to either Borrower or the Property, claiming a violation of Applicable Environmental Laws, or the commencement of any action or proceeding against either Borrower or related to the Property, in connection with an alleged violation of Applicable Environmental Laws, (ii) written notices related to either Borrower or the Property requiring compliance with Applicable Environmental Laws, (iii) written notices related to either Borrower or the Property, demanding payment or contribution for injury to the environment or human health.

         q. Location of Collateral. Borrowers shall give at least fifteen (15) days' prior written notice to Bank before placing any portion of the Collateral at any address other than an address set forth on Schedule 4.4 or such other addresses as Borrowers may notify Bank from time to time.

        r. Indemnification. Borrowers will indemnify the Bank and its officers, directors, employees, agents, advisors and affiliates against any and all liabilities, obligations, losses, damages, penalties, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel) imposed on, incurred by, or asserted against Bank in any manner related to or arising out of the loans made hereunder; provided that, the Borrowers shall have no obligation to the Bank to the extent that such liabilities arise from the negligence or willful misconduct of the Bank or its officers, directors, employees, agents, advisors and affiliates.

         s. If either Borrower shall cause the formation, or shall acquire, any subsidiary (whether a corporation, partnership, limited liability company, or other entity) in which such Borrower owns or controls greater than 50% of the voting power, such Borrower shall promptly notify Bank, shall pledge its ownership interest in such subsidiary as collateral for the Indebtedness, and shall cause such subsidiary to join in this Agreement and to pledge its assets as collateral for the Indebtedness and to execute any and all documentation as reasonably requested by Bank to evidence or perfect the same.

     5.2 Negative Covenants. So long as any Indebtedness secured hereby is outstanding, each Borrower covenants and warrants, jointly and severally, that, without the prior written consent of Bank, it will not:

         a. Name Change.  Change its name without giving Bank at least thirty
(30) days' prior written notice.

         b. Liability for Other Parties. Except for indebtedness of Helicon, Inc. to Bank, which indebtedness has been guaranteed by CCS, become liable, directly or indirectly, for any obligation of any other person, by guaranty, endorsement, or otherwise, except by endorsement of negotiable instruments payable at sight for deposit or collection.

         c. Indebtedness. Become liable, directly or indirectly, with respect to any further obligation for money borrowed, or the equivalent, except (i) Borrowers' guaranty of the indebtedness of Helicon, Inc. to Bank, (ii) trade payables incurred in the ordinary course of business, and (iii) additional debt (including capital leases) not to exceed $1,000,000.00 at any one time.

         d. Liquidation. Suffer or permit, in whole or in part, dissolution, liquidation, or the repurchase, retirement or redemption of any shares of its stock.

         e. Loans. Make any loans other than loans to shareholders, directors, employees, and other insiders, as well as subsidiaries and affiliates (each, an "Insider"), except for new loans to employees to cover moving expenses, transfers, or other miscellaneous needs not exceeding an aggregate of $20,000 to any one Insider outstanding at any time, or an aggregate of $100,000 to all Insiders outstanding at any time.

         f. Noncompetition Payments. Make payments in consideration of any agreement by a third party not to compete with either or both Borrowers in excess of $100,000, in the aggregate, during any period of twelve (12) consecutive months.

         g. Investments.  Make any investments except for Permitted Investments.

         h. No Further Encumbrances. Suffer or permit the Collateral to become subject to any security interest, lien, or other encumbrance, except for the following:

            (i) Any lien created by virtue of this Agreement, or any other lien in favor of Bank;

           (ii) Those granted to secured parties other than Bank, to the extent such liens or security interests secure purchase money indebtedness, which, in the aggregate, does not exceed $1,000,000; or

          (iii) A pledge or deposit in connection with or to secure workman's compensation, unemployment insurance, pensions, or other employee benefits accruing under the provisions of law or under agreements now in force and disclosed to Bank.

         i. Other Warranties and Covenants. Take any action, or suffer or permit any action to be taken, that would violate any of the warranties and covenants contained in this Agreement or cause any of said warranties and covenants to be or become untrue.

         j. Misstatements, Omissions. Submit to Bank any certificate or other document that contains any untrue statement of material fact or omits to state a material fact necessary to make it not misleading.

         k. Dividends. Declare, set aside, or pay any dividend or make any other distribution, whether in cash, in kind, or otherwise, on account of or with respect to its stock in excess of twenty-five percent (25%) of CCS's Net Income during any fiscal year.

         l. Sale, Merger, Reorganization. Engage in any merger, reorganization or consolidation or sell a substantial portion of its assets.

         m. Change in Business. Materially alter its current business operations or engage in any new business venture which is not reasonably compatible with the Borrower's current business operations.

         n. Capital Expenditures. Make any capital expenditure to the extent that the aggregate of all such expenditures during any period of twenty-four
(24) consecutive months would exceed $2,000,000.

         o. Change in Senior Management. Permit a change in CCS's existing senior management. For purposes of this Agreement, senior management shall mean William J Ballard, Amy S. Harrison, Donald B. Whitfield and Stephen H. Norris.

     5.3 Negative Pledge. Borrowers hereby consent, jointly and severally, that:

         a. Neither Borrower will subsequently encumber any real property currently owned or hereafter acquired by either Borrower, or collaterally assign an interest in any leases for real property to which either Borrower is a party.

         b. Upon the request of Bank, Borrowers will use best efforts to obtain the consent of the applicable lessor(s) to the collateral assignment of any such lease(s) as Bank shall request and, promptly upon receipt of any such consent, to collaterally assign the applicable lease to the Bank.

     5.4 Acquisition Covenants. With respect to the acquisition of any entity, whether structured as a purchase of assets, purchase of stock, merger or otherwise (an "Acquisition"), in which any proceeds of the Credit Facility will be used to fund a portion of such Acquisition, Borrowers covenant, jointly and severally, as follows:

         a. Borrowers shall fund, with equity, at least: (i) twenty five percent (25%) of the total consideration of any Acquisition in which such total consideration is greater than or equal to $5,000,000, but is less than $7,500,000, and (ii) fifty percent (50%) of the total consideration of any Acquisition in which such total consideration is greater than or equal to $7,500,000.

         b. Borrowers will not use any proceeds of the Credit Facility to fund any Acquisition in which the total consideration to be paid for such Acquisition exceeds six (6) times the audited EBITDA of the acquired entity during the immediately preceding fiscal year of such entity; provided, however, that the EBITDA of such entity shall be adjusted to account for any expenses which, in Bank's discretion, will be eliminated subsequent to the Acquisition.

         c. Prior to closing any Acquisition, Borrowers will provide the Bank with a worksheet confirming (i) compliance with the requirements set forth in paragraphs (a) and (b) above, (ii) proforma compliance with all financial covenants set forth in this Agreement, which calculations shall include any debt to be assumed in connection with such acquisition, but shall exclude any cash flow from the acquired entity, and (iii) such other information as reasonably requested by the Bank.

     5.5 Financial Covenants. Borrowers will comply with the following financial covenants, each of which shall be calculated on a consolidated basis, in accordance with GAAP:

         a. Current Ratio. Borrowers shall maintain a Current Ratio of not less than 2.0 to 1.0, measured at the end of each fiscal quarter.

         b. Interest Coverage Ratio. Borrowers shall maintain an Interest Coverage Ratio of not less than 2.5 to 1.0, measured at the end of each fiscal quarter, on a rolling four-quarter basis.

         c. Funded Debt to EBITDA Ratio. Borrowers shall maintain a ratio of Funded Debt to EBITDA of not more than 3.0 to 1.0, measured at the end of each fiscal quarter on a rolling four- quarter basis.

         d. Funded Debt to Capitalization. Borrowers shall maintain a ratio of Funded Debt to the sum of Funded Debt plus Net Worth of not more than 0.45 to 1.0, measured at the end of each fiscal quarter.

         e. Tangible Net Assets to Funded Debt. Borrowers shall maintain a ratio of Tangible Net Assets to Funded Debt of not less than 1.5 to 1.0, measured at the end of each fiscal quarter.

6.  CONDITIONS PRECEDENT

     6.1 The following are conditions precedent to closing the Credit Facility:

         a. Payment of the Closing Fee.

         b. Execution and delivery at Closing of the Loan Documents, and delivery of all other documents and instruments contemplated by the Loan Documents.

         c. Delivery to Bank of interim financial statements as of the end of the most recent calendar month ending more than thirty (30) days prior to the Closing.

         d. Delivery to Bank of (i) appropriate resolutions of the Borrowers approving the Credit Facility, authorizing all actions, and identifying the persons authorized to execute the Loan Documents on behalf of the Borrowers, and (ii) a certificate of existence and copies of the articles of incorporation and bylaws, or other organizational documents, for the Borrowers.

         e. Delivery to Bank of a written opinion of Borrowers' counsel and of Borrowers' California counsel, in form and substance reasonably satisfactory to Bank.

         f. Delivery to Bank of certificates from the Borrowers, as Bank or its counsel may request, including without limitation certificates indicating that there have been no material, adverse changes in the financial condition of Borrowers, since the date of the financial statements that were delivered to Bank in connection with Borrowers' application for the Credit Facility.

         g. Delivery to Bank of evidence satisfactory to Bank that each Borrower is in material compliance with all licensing and other governmental regulations applicable to such Borrower's business operations.

         h. Delivery to Bank of documentation satisfactory to Bank evidencing the repayment of all indebtedness of Borrowers to Bank, National Health Investors, Inc. and any other material lenders, and the release of any liens securing such indebtedness.

         i. Delivery to Bank of such other documents or information as Bank reasonably shall deem necessary in connection with the evidencing, securing or funding of the Credit Facility.


7.  PROTECTIVE ACTION

     7.1 At its option, Bank may discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on the Collateral and may pay for insurance on the Collateral, to the extent Borrower fails to do so within 10 days after Bank's written demand. Borrowers, jointly and severally, agree to reimburse Bank on demand for any payment made, or any expense incurred, by Bank pursuant to the foregoing authorization, together with interest thereon from date of payment at the Default Rate. Until the occurrence of an Event of Default, Borrowers may have possession of the Collateral and use it in any lawful manner not inconsistent with any policy of insurance thereon and not inconsistent with this Agreement.


8.  DEFAULT

     8.1 Regardless of the terms of any promissory note or notes issued in connection herewith, the occurrence of any of the events specified below shall immediately terminate any obligations on the part of Bank to make or continue to fund, advance or readvance any sums to Borrowers and, at the option of Bank, shall make all sums of interest and principal remaining on the Indebtedness immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, except as hereinafter specified:

         a. Default in the punctual payment within ten (10) days of when due of any indebtedness evidenced by the Note, or any other indebtedness of either Borrower to Bank.

         b. Default in performance of any of the covenants, terms, or provisions contained or referred to in the Loan Documents, not cured within thirty (30) days of either Borrower's actual knowledge of such default.

         c. Any covenant, warranty, representation, or statement made or furnished to Bank by or on behalf of either Borrower in connection with the Loan Agreement proving to have been false in any material respect when made or furnished.

         d. Loss, theft, substantial damage, or destruction to or of the Collateral which is not replaced by property of similar value within a reasonable time.

         e. Dissolution, liquidation, cessation of business, termination of existence, insolvency, failure to pay debts as they mature, business failure, or appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency law by or against either Borrower, which, in the case of an involuntary bankruptcy proceeding, is not dismissed within sixty (60) days.

         f. The occurrence of any liability, or reasonable threat of such liability, under any employee benefit plan which has, or is reasonably anticipated to have, a Material Adverse Effect.

         g. The filing of any tax lien whatsoever with respect to any of the Collateral, except for a tax lien that is being contested in good faith and for which Borrower provides additional security satisfactory in all respects to Bank.

         h. The occurrence of any default under any other documents to which the Bank and either Borrower are parties, subject to any applicable notice and cure provisions.

         i. The occurrence of a default by either Borrower under any other material agreement to which such Borrower is a party, subject to any applicable notice and cure provisions.

         j. The occurrence of any default under the Loan and Security Agreement dated January 29, 1996, between Bank and Helicon, Inc., as it may be amended from time to time, subject to any applicable notice and cure provisions.

         k. The making of any levy, seizure or attachment against property of either Borrower unless removed, by bond or otherwise, within thirty (30) days.

         l. The entry of a final judgment against either or both of Borrowers not fully covered by insurance (subject to customary deductibles) if such judgment is in excess of $500,000 or would otherwise have a Material Adverse Effect.

         m. The occurrence of any other event or series of events resulting in a Material Adverse Effect.


9.  REMEDIES

     9.1 Upon the occurrence of an Event of Default and at any time thereafter, Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code and any other right Bank may have at law or equity. Bank may require Borrowers to assemble the Collateral and make it available to Bank at a place or places, to be designated by Bank, reasonably convenient to both parties. Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Bank will give Borrowers reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Borrowers shown at the end of this Agreement at least ten (10) days before the time of the sale or disposition. Borrowers agree to pay all expenses of retaking, holding, preparing for sale, and selling the Collateral, together with any court costs and Bank's reasonable attorney's fees; all such expenses, costs and fees shall be deemed part of the Indebtedness. Bank may exercise its lien upon and right of setoff against any monies, credits, deposits or instruments that Bank may have in its possession and which belong to Borrowers or to any other person or entity liable for the payment of any or all of the Indebtedness. The remedies provided Bank in this Agreement are not exclusive of any other remedies that may be available to Bank under any other document or at law or equity.

     9.2 No delay or omission on the part of Bank in exercising any right hereunder or in demanding strict compliance with the terms of this Agreement shall operate as a waiver of such right or of any other right under this Agreement or of demanding strict compliance with the terms of this Agreement. No waiver by Bank of any default shall operate as a waiver of any other default or of the same default on a future occasion.

     9.3 All amounts received by Bank for Borrowers' account by exercise of its remedies hereunder shall be applied as follows: first, to the payment of all expenses incurred by Lender in exercising its rights hereunder, including reasonable attorney's fees, and any other expenses due Bank from Borrower; second, to the payment of all interest included in the Indebtedness, in such order as Lender may elect; third, to the payment of all principal included in the Indebtedness, in such order as the Lender may elect; and the remainder to the Borrower or other party entitled thereto.

10.  MISCELLANEOUS

     10.1 The captions contained in this Agreement are inserted only as a matter of convenience and shall not be construed as defining, limiting, extending, or describing the scope of this Agreement, any section hereof, or the intent of any provision hereof.

     10.2 All rights of Bank hereunder shall inure to the benefit of its successors and assigns, and all obligations of Borrowers shall bind Borrowers' successors and assigns. The Bank may assign its rights hereunder only with the prior written consent of Borrowers, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Bank may sell one or more participations in the Credit Facility, provided the Bank does not transfer any voting rights to the purchaser(s) of such participation(s).

     10.3 This Agreement shall become effective when it is signed by Borrowers.

     10.4 Time is of the essence with regard to each and every provision of this Agreement.

     10.5 Nothing in this Agreement shall be deemed a waiver or prohibition of Bank's right of banker's lien or setoff.

     10.6 This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed by all parties.

     10.7 If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     10.8 Borrowers hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County,

Tennessee, for the purpose of any litigation to which Bank may be a party and which concerns this Agreement or the Indebtedness. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Bank agrees to the contrary in writing.

     10.9 Nothing contained herein or in any related document shall be deemed to render Bank a partner of Borrowers for any purpose. This Agreement has been executed for the sole benefit of Bank, and no third party is authorized to rely upon Bank's rights hereunder or to rely upon an assumption that Bank has or will exercise its rights under this Agreement or under any document referred to herein.

     10.10 Bank may proceed against collateral securing the Indebtedness and against parties liable therefor in such order as it may elect, and neither Borrower nor any surety or guarantor for Borrowers shall be entitled to require Bank to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

     10.11 Bank may, in its sole discretion, release any collateral securing the Indebtedness or release any party liable therefor. The defenses of impairment of recourse and any requirement of diligence on Bank's part in collecting the Indebtedness are hereby waived.

     10.12 If any payment date under the Indebtedness falls on a day that is not a business day of Bank, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on Bank's next following business day.

     10.13 The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Indebtedness shall be determined to the maximum extent permissible according to the laws of Tennessee, in which state this Agreement has been executed and delivered.

     10.14 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

     10.15 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally or sent by certified mail or nationally recognized overnight courier service (such as Federal Express) to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, the third day after the date of mailing, or the business day after the date of delivery to such courier service, as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement, notices, elections or demands made pursuant hereto shall be made to the following addresses:

          If to Bank:            First American National Bank
                                 First American Center
                                 Nashville, Tennessee  37237
                                 Attn:  Wallace Carter III

          with a copy to:        Sherrard & Roe, PLC
                                 424 Church Street, Suite 2000
                                 Nashville, Tennessee  37219-3304
                                 Attention:  Michael D. Roberts

          if to Borrower:        805 South Church Street
                                 Murfreesboro, Tennessee 37130
                                 Attn: Donald B. Whitfield


          with a copy to:        Bass, Berry & Sims, PLC
                                 2700 First American Center
                                 Nashville, Tennessee  37238
                                 Attn: Felix R. Dowsley, III

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf by their duly authorized officers, on the date first set out above.

FIRST AMERICAN NATIONAL BANK               CHILDREN'S COMPREHENSIVE
                                           SERVICES, INC.




BY:_________________________               BY:_________________________

TITLE:______________________               TITLE:______________________


      "BANK"                               CHILDREN'S COMPREHENSIVE
                                           SERVICES OF CALIFORNIA, INC.



                                           BY:_________________________

                                           TITLE:______________________

                                                 "BORROWERS"

                                    EXHIBIT A

--------------------------------------------------------------------------------
FUNDED DEBT TO EBITDA            Applicable Margin          Applicable Fee
--------------------------------------------------------------------------------
- 2.50                           2.10%                      0.375%
--------------------------------------------------------------------------------
- = 1.80, - 2.50                 1.85%                      0.375%
--------------------------------------------------------------------------------
- = 1.10, - 1.80                 1.60%                      0.25%
--------------------------------------------------------------------------------
- 1.10                           1.35%                      0.25%
--------------------------------------------------------------------------------

                                    EXHIBIT B


                                 PROMISSORY NOTE

$13,000,000.00                                              Nashville, Tennessee
                                                                          , 1996

     FOR VALUE RECEIVED, the undersigned, Children's Comprehensive Services, Inc., a Tennessee corporation ("CCS") and Children's Comprehensive Services of California, Inc., a California corporation (collectively with CCS, the "Borrower"), jointly and severally, promise to pay to the order of First American National Bank, a national banking association (the "Bank"), the sum of Thirteen Million and 00/100 Dollars ($13,000,000.00), or as much as is advanced pursuant to the Loan and Security Agreement of even date herewith between the Borrower and the Bank (as amended from time to time, the "Loan Agreement"), together with interest at the rate, and in the manner, provided in Sections 2.2 and 2.4 of the Loan Agreement. This Note is to be administered and disbursed in accordance with the terms of the Loan Agreement.

     In no event shall the interest rate charged herein (the "Stated Rate") exceed the maximum rate of interest permitted to be charged by Bank under the laws in effect from time to time (the "Maximum Rate"). In the event that the Stated Rate ever exceeds the Maximum Rate, interest shall accrue hereunder at a floating rate equal to the Maximum Rate until such time as the Stated Rate no longer exceeds the Maximum Rate.

     The outstanding principal balance hereof, together with all accrued but unpaid interest shall be due and payable on November 1, 1999 (the "Maturity Date").

     This Note is secured by the collateral described in the Loan Agreement.

     Time is of the essence of this Note. It is hereby expressly agreed that upon the occurrence of any Event of Default (as defined in the Loan Agreement), the entire unpaid principal sum evidenced by this Note, together with all accrued interest, shall, at the option of any holder, without notice, become due and payable forthwith, regardless of the stipulated Maturity Date. Upon the occurrence of any default as set forth herein, at the option of holder and without notice to obligor, the entire outstanding principal balance shall bear interest thereafter until paid at an annual rate equal to the Default Rate (as defined in the Loan Agreement), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default. Failure of the holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of said right of acceleration or stop the holder from exercising said right.

     If any payment is past due by five (5) days or more, the undersigned shall pay to Bank a late charge of (i) five percent (5%) of any such payment amount or
(ii) any lesser maximum amount permitted under applicable law. No late charge, however, shall be imposed on any payment made on time and in full solely by reason of any previously accrued and unpaid late charge.

     All persons or corporations now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives and assigns, waive demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection and all other notices or demands whatsoever with respect to this Note or the enforcement hereof, and consent that the time of said payments or any part thereof may be extended by the holder hereof and assent to any substitution, exchange, or release of collateral permitted by the holder hereof, all without in any wise modifying, altering, releasing, affecting or limiting their respective liability. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     The term obligor, as used in this Note, shall mean all parties, and each of them, directly or indirectly obligated for the indebtedness that this Note evidences, whether as principal, maker, endorser, surety, guarantor or otherwise.

     It is expressly understood and agreed by all parties hereto, including obligors, that if it is necessary to enforce payment of this Note through an attorney or by suit, undersigned or any obligors shall pay reasonable attorney's fees, court costs and all costs of collection.

     This obligation is made and intended as a Tennessee contract and is to be so construed.

     IN WITNESS WHEREOF, this Note has been duly executed by the undersigned the day and year first above written.

CHILDREN'S COMPREHENSIVE                     CHILDREN'S COMPREHENSIVE
SERVICES, INC., a Tennessee                  SERVICES OF CALIFORNIA, INC.,
corporation                                  a California corporation


BY:__________________________                BY:__________________________

TITLE:_______________________                TITLE:_______________________




                            PAGE 2 OF A 2 PAGE NOTE

                                    EXHIBIT C


                  PREPAYMENT PENALTY FOR LIBOR BASED TERM LOANS


Voluntary prepayments of principal, in addition to all accrued and unpaid interest, may be made, in whole or in part, at any time, upon the payment of a premium, such premium to be calculated as follows:

(i) The current reference rates ("CRR") for this loan will be the LIBOR rate in effect at inception, and on each subsequent reset date, for the term, as elected by the borrower, until the next reset date. (For example, if borrower elects a three-month term until the next reset date, the CRR will be three-month LIBOR on the date the election is made). The future reference rate ("FRR") shall be the LIBOR rate in effect for the same period of time on the date prepayment is made.

(ii) The present value discount factor shall be calculated according to the following formula: "e- rt", where "e" is the base of the natural logarithm scale (approximately 2.71828183), "r" is the FRR expressed as a decimal (e.g., 5.50% shall be .0550), and "t" shall be the fractional part of a year expressed as a decimal, remaining until next scheduled interest reset date (e.g., 6 months remaining until reset shall be 0.5).

(iii) If, and only if, the FRR is lower than the CRR, a prepayment premium shall be assessed, the amount of which premium shall be calculated according to the following formula: the product of the principal amount of the Loan to be prepaid multiplied by the difference between the CRR and the FRR, the product of which shall then be multiplied by the fractional part of a year remaining to the next scheduled interest reset date, multiplied by the present value discount factor, divided by 100.

The following is an example of the foregoing formula and is provided for informational purposes only:

A term loan with a balance outstanding of $1,000,000.00 is priced at a spread over one year LIBOR when one year LIBOR is at 5.50%. Six months later the loan is prepaid when one year LIBOR is at 4.00%. The prepayment penalty is calculated as follows:

$1,000,000.00 x (5.50 - 4.00)/100 x 0.5 x .980199 = $7,351.49


(Notes:  0.5 is the decimal equivalent of six months.
e-(0.5 x .04) is equal to .980199.